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                        DESCRIPTION OF RETIREMENT BENEFITS OF

                                   JOSHUA GREEN III


     On June 17, 1993, the Board of Directors approved the award to Joshua
Green III, a director and former executive officer, commencing as of April 1, 1993, of a retirement benefit in the amount of $170,886 per year ($14,240.50 per month), reduced by the amounts otherwise payable to Mr. Green, or his surviving spouse, under the U. S. Bancorp Retirement Plan, the U. S. Bancorp Supplemental Benefits Plan, and the Social Security supplemental retirement benefit awarded to Mr. Green on February 18, 1993, pursuant to which he is entitled to a monthly benefit of $900 from the date of his retirement until he reaches age 62 or, if earlier, his death (at which time he will be eligible for Social Security benefits).